Exhibit 10.18

October 18, 2011

Mr. Patrick de Maynadier

8143 Lipps Road

Guilford, Indiana 47022

Dear Patrick:

This will confirm our offer for the position of Executive Vice President, General Counsel and Secretary. In this position you will report directly to me. As discussed, we are offering an attractive package of both direct and indirect benefits. Some of the major highlights of our employment offer are detailed below:

•	Your starting base salary will be $15,625 semi-monthly ($375,000 annually). You will be eligible for a non-prorated merit adjustment in April 2012.

•	You will participate in the Church & Dwight Incentive Compensation Program with a target bonus of 50%. Your first award will be prorated for service in 2011 and paid in February 2012.

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You will participate in the Company’s Stock Option Plan (our long term incentive plan). Options are granted each year (generally in the second quarter). We target delivering a competitive LTIP value currently set at 70% of your base pay. Each year that target is reviewed by the Comp & Org Committee of the Board of Directors and is subject to change. Your first grant, which you will receive shortly after your first day of employment, will be for 30,000 options with 3 year cliff vesting and will have an exercise price equal to the closing price on your start date. You will be eligible for a non-prorated award of stock options when we award them to other executives in the second quarter of 2012.

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You will also receive 12,000 Restricted Share Units (RSUs) on the first day of employment, of which 1/3 will vest on March 1, 2012, the second 1/3 will vest on March 1, 2013, and the last 1/3 will vest on March 1, 2014.

•	You are expected to meet our stockholding requirements of 2.5 times base salary in five years from your start date.

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You will be provided a CIC/Severance Agreement, which essentially provides you 2 times base salary and target bonus in the event you lose your job due to a change-in-control. In addition, this agreement provides you 1 times base salary protection should you be terminated without cause. Under our Stock Award Plan and Omnibus Equity Compensation Plan, upon a change-in-control all stock options and restricted stock granted prior to the change-in-control immediately vest in accordance with the Plan. Your personalized CIC/Severance Agreement will be mailed to you under separate cover.

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You will be eligible to participate in the Church & Dwight Co., Inc. Savings and Profit Sharing Plan for Salaried Employees immediately, but if you enroll in the Savings Plan, contributions may take up to 30 days to begin. The company will match 50% of the first 6% of your pre and/or post-tax contributions to the Savings Plan. Additionally, you will receive an annual Profit Sharing contribution based on company performance which has a target of 6.5% and can range from 4% to 12% of eligible compensation. Your first profit sharing contribution will be prorated for service in 2011 and paid in accordance with the Plan in the first quarter of 2012.

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Because of your level within the company, you will be eligible to participate in the Company’s Executive Deferred Compensation Plan, which is a non-qualified plan that allows you to contribute a portion (up to 85%) of your salary and/or bonus each year and accumulate earnings on a tax-deferred basis. In addition, Savings and Profit Sharing Plan contributions that exceed compensation limits for qualified plans are made to this plan. A summary of that plan is enclosed.

•	You will be eligible to participate in the company’s Restricted Stock Award Program summarized in the company’s most recent Proxy Statement.

•	You will be eligible to receive relocation assistance in accordance with the enclosed “Relocation Policy.” You may access helpful relocation resources at https://pretransfer.cendantmobility.com.

•	As an Elected Officer, you will be eligible to participate in the Company’s Annual Executive Physical Program at your choice of one of three medical facilities.

•	You will receive 20 days of vacation and 3 personal days in 2012.

•	You will participate in Church & Dwight’s comprehensive health and welfare programs. Your benefits become active on the first day of the month following 25 days of active employment.

•	Your anticipated start date will be December 1, 2011.

This offer is contingent upon the satisfactory completion of your background check, including verification of your eligibility to work in the United States (I-9), past employment reference check, education verification, criminal background check, and a credit check. Your employment with Church & Dwight Co., Inc. is employment-at-will and both the employer and the employee are free to terminate the employment relationship at any time, with or without prior notice and with or without cause.

In addition we require a drug screen. Specific instructions on how best to meet this requirement will be forwarded to you later in the process.

Patrick, I look forward to your joining Church & Dwight Co., Inc. and believe you will have a successful, rewarding career with us. You will be a great addition to our leadership team, and will be an integral part of our effort to increase shareholder return.

Please do not hesitate to contact Jackie Brova (609-279-7775) with regard to the specifics of this offer and/or related benefit programs.

/s/ James R. Craigie

Sincerely,

James Craigie

CEO & Chairman

Enclosures: 3

Accepted by:	/s/ Patrick de Maynadier	10/31/11
	Patrick de Maynadier	Date